EXHIBIT 99.1
For Immediate Release

Contact:	Bill Hensel, Director, Media Relations
Phone:	+1 404 479-2886
Contact:	Michael S. Perman, Company Secretary
Phone:	+44 (0) 20 7065 3942

INVESCO PLC Announces Loss of Foreign Private Issuer Status
London, July 18, 2007 -— INVESCO PLC today announced that it has determined it no longer satisfies the definition of a “foreign private issuer” under the rules and regulations of the U.S. Securities and Exchange Commission (SEC). The proportion of our voting securities currently held by U.S residents is approximately 53 per cent compared to approximately 48 per cent in April.
As a result, the company is required to file Current Reports on Form 8-K and will begin filing Quarterly Reports on Form 10-Q (beginning with the period ending September 30, 2007) and Annual Reports on Form 10-K (beginning with the annual report for fiscal year 2007), as well as proxy statements with respect to meetings of shareholders, with the SEC as if it were a fully domestic U.S. company.
“With the recent steady increase of U.S. beneficial ownership of our shares, we have diligently worked to be prepared to meet the additional U.S. reporting and accounting obligations we face as a result of this change of status,” said Loren M. Starr, Chief Financial Officer, INVESCO PLC.
As a U.K.-public company, listed on the London Stock Exchange, INVESCO will continue to file financial statements in the U.K. under International Financial Reporting Standards.
INVESCO PLC is one of the world’s largest independent investment management organizations dedicated to helping people worldwide build their financial security. Operating principally through the AIM, AIM Trimark, Atlantic Trust, INVESCO, Invesco Perpetual, PowerShares and WL Ross & Co. brands, INVESCO PLC strives to deliver outstanding performance and service across a comprehensive array of investment products for individuals and institutions around the world. For more information go to www.invesco.com.
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This release may include statements that constitute “forward-looking statements” under the United States securities laws. Forward-looking statements include information concerning possible or assumed future results of our operations, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, acquisition activities and the effect of completed acquisitions, debt levels and the ability to obtain additional financing or make payments on our debt, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, when used in this release, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements. In connection with any forward-looking statements, you should carefully consider the areas of risk described in our most recent Annual Report on Form 20-F, as filed with the United States Securities and Exchange Commission (“SEC”). You may obtain these reports from the SEC’s Web site at www.sec.gov.